Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stanley Black & Decker 2024 Omnibus Award Plan of our reports dated February 27, 2024, with respect to the consolidated financial statements and schedule of Stanley Black & Decker, Inc. and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting of the Company included in its Annual Report (Form 10-K) for the year ended December 30, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

May 2, 2024